UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

AEROJET ROCKETDYNE HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange act Rule 14a-6(i)(1) and 0-11.

The following is a set of responses to Frequently Asked Questions by employees of Aerojet Rocketdyne Holdings, Inc., dated February 1, 2023:

L3Harris Transition Planning

Frequently Asked Questions

On December 18, 2022, L3Harris Technologies (NYSE: LHX) and Aerojet Rocketdyne Holdings, Inc. (NYSE: AJRD) together announced the signing of a definitive agreement for L3Harris to acquire Aerojet Rocketdyne. As the companies progress toward closing the transaction, the leadership teams of both organizations will work together on several transition items. The below frequently asked questions (FAQs) can help address some common questions. As you might expect, the answers to certain questions may be unknown or unavailable to share until we progress further toward closing the transaction or potentially after closing. We remain committed to providing information that is available to share and will continue to update you. We will distribute additional FAQs, as appropriate.

Please note that the acquisition described in these FAQs is still in process, subject to required regulatory approvals and clearances and other customary closing conditions. Until the transaction closes, the companies will remain separate and continue to operate independently. Please review the FAQs for more information on the anticipated transaction closing and what it means for you.

Glossary of Terms

Closing Date / Closing / Close: Date the acquisition formally closes

Transition Period: A period of 12 months following the Closing Date

Continuing Employees: Employees who continue to work for the newly combined company after the Closing Date

AJRD: Aerojet Rocketdyne

ESPP: Employee Stock Purchase Plan

BRP: Benefits Restoration Plan

L3Harris Technologies Questions

General Company Information

1.	Who is L3Harris?

L3Harris Technologies (visit L3Harris.com) is an agile global aerospace and defense technology innovator, delivering end-to-end solutions that meet customers’ mission-critical needs. The company provides advanced defense and commercial technologies across space, air, land, sea and cyber domains. L3Harris has more than $17 billion in annual revenue and customers in more than 100 countries.

2.	Where is L3Harris headquartered?

L3Harris is headquartered in Melbourne, Florida, with 47,000 talented and dedicated employees (as of December 31, 2021) and customers in more than 100 countries.

3.	What types of customers does L3Harris serve?

L3Harris serves domestic and commercial customers, connecting and executing complex missions across space, air, land, sea and cyber domains. The company has three mission-aligned segments.

•  Integrated Mission Systems is a leading technology integrator to U.S. and international militaries for complex Intelligence, Surveillance, and Reconnaissance (ISR) airborne and maritime platforms and provider of advanced avionics and training solutions for commercial markets.

• Space and Airborne Systems delivers mission solutions and networked systems for space and airborne domains with defense, intelligence and commercial applications.

• Communication Systems provides secure ground and airborne communications and network systems for U.S. military, international forces and commercial customers.

Company Culture and Values

4.	What are the L3Harris company values?

L3Harris is committed to its values of Integrity, Excellence and Respect as reflected in its Code of Conduct. These values foster inclusion, promote an ethical culture and set the tone for what is expected of employees as corporate citizens.

5.	What is the company culture of L3Harris?

Certified as a Great Place to Work in 2022, L3Harris is reimagining a culture that is innovative, collaborative and agile, and dedicated to providing every employee with an inclusive environment with rewarding career opportunities.

6.	What is L3Harris’s company mission?

L3Harris’ mission is to be the trusted disruptor prime for support U.S., allied and partner national security endeavors to secure freedom and extend peace around the globe. In every domain. Protecting everyday life.

Transition Questions

General Transition Information

1.	What is the schedule for completion of the acquisition?

The acquisition is expected to close in 2023. Until the Closing Date, the companies will remain separate and continue to operate independently.

2.	Does L3Harris plan to merge AJRD into an existing line of business or run it as a free-standing entity?

Following Closing, L3Harris intends to operate the Aerojet Rocketdyne business as part of a new standalone segment, alongside their Communication Systems, Integrated Mission Systems and Space & Airborne Systems business segments.

3.	Will I work out of the same location I do today? Will my job or responsibilities change?

You will continue to work out of the same location as you do today, following your current work schedule, and with the same job responsibilities. If there are any individual changes planned, these will be communicated to you by your local management team.

4.

What should I do if I am contacted by the media about the acquisition prior to closing?

All media responses are handled by designated company spokespeople. If a reporter reaches to you, direct them to our company website where our corporate spokesperson is listed.

Compensation & Payroll Questions

Compensation

1.	Does anything change with our current pay programs?

Until the Closing Date, AJRD will continue its current pay programs and practices, including our normal merit cycle in Q1 2023 for non-union employees and any wage increase commitments under our collective bargaining agreements for union employees.

During the Transition Period, Continuing Employees will be provided with at least the same base hourly wage rate or base salary as in effect immediately prior to the Closing Date. Union employee wage rates will continue to follow applicable collective bargaining agreements.

During the Transition Period, Continuing Employees who are participating in bonus and incentive programs at the time of the acquisition will be provided at least the same target annual cash incentive opportunities as those in effect immediately prior to the acquisition.

Payroll

2.	What is the plan for the transitioning of payroll?

Until the Closing Date, AJRD will continue its current payroll processes.

The transition team is establishing a plan to ensure the Timekeeping and Payroll systems are prepared for a seamless transition effective with the Closing.

3.	Will my payroll cycle change?

Until the Closing Date, there will be no change to your payroll cycle.

L3Harris Payroll is structured on a bi-weekly payroll cycle, one week in arrears. The payroll cycle for Continuing Employees will be communicated at a later date.

Benefits Questions

General Health and Welfare Benefits

1.	Does anything change with our current health and welfare benefit coverage?

Until the Closing Date, AJRD will continue its current health and welfare benefits.

The transition teams from both AJRD and L3Harris are actively working to ensure a smooth transition for all eligible employees to participate in the L3Harris benefits programs. L3Harris offers a comprehensive benefits program that is market competitive and designed to meet the needs of employees and their dependents.

During the Transition Period, Continuing Employees will be provided health and welfare coverage that is substantially comparable in the aggregate to the coverage offered by AJRD immediately preceding the acquisition.

As we get closer to Closing, more details will be provided.

2.	Will the Acquisition have any impact on collective bargaining agreements?

Union agreements will continue to apply through their applicable expiration dates.

401(k), Pension, BRP, ESPP, Stock Holdings

3.	What happens to the AJRD 401(k) plan and our balances in those funds?

Effective with the Closing, employee contributions and employer safe harbor contributions in the AJRD 401(k) plan are fully vested. Treatment of the AJRD 401(k) plan following the Closing Date will be determined by L3Harris. More information will be communicated at a later time.

4.	What happens to pension benefits?

Your accrued pension benefits will remain as is. Union employee pension benefits will continue to follow applicable collective bargaining agreements.

5.	If I am enrolled in the 401(k) Benefits Restoration Plan (BRP), what will happen to my elections and account balance?

There are no anticipated changes to the BRP at this time.

6.	I am currently enrolled in the Employee Stock Purchase Plan (ESPP). What will happen to my contribution and election?

The ESPP was suspended on December 17, 2022, and there will be no further ESPP offerings.

7.	I hold AJRD stock purchased through the ESPP program or through purchases outside of the program. What happens to my AJRD stock holdings upon transaction close?

Holders of AJRD stock, including shares purchased through the ESPP, will receive a cash payment for the transaction consideration of $58.00 per share plus any additional consideration as provided for in the merger agreement for those shares held on the Closing Date.

Credited Years of Service

8.	Will my AJRD years of service be credited with L3Harris?

Following the Closing, you will receive service credit for your time employed by AJRD for purposes of vesting, eligibility and level of benefits, to include L3Harris’s paid time off and severance policy. Union employee benefit entitlement is governed by applicable collective bargaining agreements.

These FAQs are for informational purposes only. All benefits will be administered in accordance with the official plan documents (as interpreted by the plan administrator) or, as applicable, in accordance with the merger agreement. In the event of any discrepancy between the terms of this document (or any other communication) and the terms of the official plan documents or the merger agreement, the plan documents (as interpreted by the plan administrator) and/or the merger agreement shall govern.

Nothing in these FAQs shall be construed as a guarantee of future employment with AJRD, L3Harris or any of their affiliates (including before or after the Closing of the transaction), or otherwise preclude AJRD, L3Harris or any of their affiliates from changing or modifying the terms and conditions of employment. Until the Closing Date, the companies will remain separate and continue to operate independently.

Nothing in the merger agreement is intended to provide any person not a party to the merger agreement (including any AJRD employee) with any right to enforce any provision of the merger agreement. AJRD and L3Harris reserve the right to amend or terminate their benefit plans at any time and from time to time.

Additional Information and Where to Find It

In connection with the proposed transaction with L3Harris Technologies, Inc. (“L3Harris”), Aerojet Rocketdyne Holdings, Inc. (the “Company”) has filed and will file relevant materials with the Securities and Exchange Commission (the “SEC”). On January 30, 2023, the Company filed with the SEC a preliminary proxy statement on Schedule 14A. The Company’s stockholders are urged to read the proxy statement (a preliminary filing of which has been made with the SEC) (including any amendments or supplements thereto) and other relevant documents in connection with the proposed transaction when available because they will contain important information about the proposed transaction. Once filed with the SEC, a copy of the proxy statement and other relevant documents will be available on the SEC’s website at http://www.sec.gov. In addition, you may obtain free copies of the proxy statement (a preliminary filing of which has been made with the SEC) and the other documents filed by the Company with the SEC by requesting them in writing from Aerojet Rocketdyne Holdings, Inc., Attn: Corporate Secretary, 222 N. Pacific Coast Highway, Suite 500, El Segundo, California 90245, telephone: (310) 252-8100, or from the Investor Relations section of the Company’s website at http://rocket.com.

Participants in the Solicitation

The Company and certain of its directors, executive officers and employees may be considered to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the stockholders of the Company in connection with the proposed transaction, including their ownership of common stock of the Company, can be found in the Company’s preliminary proxy statement, which was filed with the SEC on January 30, 2023. You can obtain free copies of these documents on the SEC’s website or from the Company’s website. Stockholders will be able to obtain additional information regarding the Company’s directors and executive officers, including their interests, by reading the proxy statement (a preliminary filing of which has been made with the SEC) and other relevant documents that the Company will fille with the SEC when they become available.

Forward-Looking Statements

This communication contains forward-looking statements that involve risks and uncertainties, including, among other things, statements regarding the proposed transaction and the expected benefits and anticipated timing of the proposed transaction. The words “believe,” “estimate,” “anticipate,” “project,” “intend,” “expect,” “plan,” “outlook,” “scheduled,” “forecast,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve inherent risks and uncertainties and the Company cautions you that a number of important factors could cause actual results to differ materially from the results reflected in these forward-looking statements.

Such factors include risks and uncertainties specific to this transaction, including, but not limited to, adverse effects on the market price of the Company’s common stock and on the Company’s operating results because of failure to complete the transaction (due to failure to obtain stockholder or regulatory approvals or to satisfy all of the other conditions to the transaction), uncertainties as to the timing of the consummation of the transaction, failure by the parties to successfully integrate their respective businesses, processes and systems in a timely and cost-effective manner, significant transaction costs, unknown liabilities, the success of the Company’s business following the transaction, potential litigation relating to the transaction, general economic and business conditions that affect the Company following the transaction, and other economic, business, competitive and/or regulatory factors affecting the proposed transaction.

In addition to the factors mentioned above, factors relating to future financial operating results that could cause actual results to differ materially from those described herein include, but are not limited to: the ongoing effects of the COVID-19 pandemic; reductions, delays or changes in U.S. government spending; cancellation or material modification of one or more significant contracts; a significant decrease in the demand for the products the Company offers as a result of changing economic conditions or other factors; failure to secure contracts; actions by competitors offering similar products; regulatory, legislative and technological developments that may affect the demand for or costs of the Company’s products; and other factors discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K filed on February 18, 2022 and Quarterly Report on Form 10-Q filed on November 1, 2022, which are on file with the SEC, and in the Company’s subsequent SEC filings.

These statements are based on assumptions that may not come true. All forward-looking disclosure is speculative by its nature, and investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update any of the forward-looking information included in this communication, whether as a result of new information, future events, changed expectations or otherwise.